Exhibit 99.1

Encorafenib-based Regimens Provide Improved PFS and OS in Difficult-to-Treat BRAF-Mutant Colorectal Cancer Compared to Historical Benchmarks

Abstract No. 3544

BOULDER, Colo., June 4, 2016 /PRNewswire/ -- Array BioPharma (Nasdaq: ARRY) announced today updated results from a Phase 2 study of the combination of encorafenib and cetuximab, with or without alpelisib, in patients with advanced BRAF-mutant colorectal cancer (BRAFm CRC). BRAFm CRC represents a difficult-to-treat subtype of colorectal cancer that impacts 8 to 15 percent of patients. Data from this study suggest that median overall survival (OS) for these patients may exceed one year which is more than double historical published benchmarks for this population. These data were presented at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago (Abstract No. 3544).

With these encouraging results, Array also announced the initiation of a pivotal Phase 3 BEACON CRC (Binimetinib, Encorafenib And Cetuximab COmbiNed) to treat BRAF-mutant ColoRectal Cancer) global clinical trial, assessing the efficacy of binimetinib, encorafenib and cetuximab in comparison to cetuximab and irinotecan-based therapy.

"The BRAF mutation carries a poor prognosis for patients with advanced colorectal cancer, and is particularly unresponsive after first-line therapy," said Josep Tabernero, M.D., Ph.D., Head of the Medical Oncology Department at the Vall d'Hebron University Hospital and the Director of the Vall d'Hebron Institute of Oncology. "In the Phase 2 trial, both treatment regimens showed substantial improvement in progression-free and overall survival compared to historical published benchmarks. What's more, median overall survival exceeded one year for these patients, again as compared to the benchmarks, which were four to six months, making a case that patients with this difficult-to-treat cancer may benefit from the combination of encorafenib-based regimens."

In the Phase 2 study, 102 patients with BRAFm CRC who had progressed after one or more prior therapies were randomized to receive the doublet regimen of encorafenib and cetuximab (ENCO 200 mg PO QD and CETUX per label; n=50) or the triplet regimen of encorafenib, cetuximab and alpelisib (ENCO, CETUX and ALP 300 mg PO QD; n=52). The Phase 2 analysis for these treatment regimens demonstrated promising clinical activity in patients:

  Median OS was 12.4 and 13.1 months for the doublet and triplet regimens, respectively.
  Median progression-free survival (PFS) was 4.2 and 5.4 months for the doublet and triplet regimens, respectively.
  Overall response rate (ORR) was 22 percent and 27 percent for the doublet and triplet regimens, respectively.
  Grade 3 or 4 adverse events (AEs) occurring in greater than 10 percent of patients included anemia, hyperglycemia and increased lipase.

Historical published median PFS and median OS results after first-line treatment range from 1.8 to 2.5 months and four to six months, respectively, and published overall response rates from various studies in this population range between 6 percent to 8 percent.

"There has been a long-standing need to find treatment options for patients with BRAF-mutant colorectal cancer, and we are encouraged that data from the Phase 2 study show encorafenib-based regimens may have this potential," said Victor Sandor, M.D., Chief Medical Officer, Array BioPharma. "We hope these promising findings will bring us one step closer to addressing this high unmet medical need, and we are pleased to be studying encorafenib-based regimens in our global, pivotal Phase 3 BEACON CRC trial in patients with this disease."

About BRAF-Mutant Colorectal Cancer
Colorectal cancer is the third most common cancer among men and women in the United States, with more than 134,000 new cases and nearly 50,000 deaths from the disease projected in 2016. In the United States, BRAF mutations occur in 8 to 15 percent of patients with colorectal cancer and represent a poor prognosis for these patients.

About RAF and encorafenib
RAF is a protein kinase in the MAPK signaling pathway (RAS-RAF-MEK-ERK) that regulates several key cellular activities including proliferation, migration, survival and angiogenesis. Inappropriate activation of this pathway has been shown to occur in many cancers, such as melanoma, colorectal, lung and thyroid cancers. Encorafenib is a late-stage small molecule BRAF inhibitor, which targets key enzymes in this pathway. It is currently being studied in Phase 3 trials in advanced cancer patients, including the COLUMBUS trial studying encorafenib in combination with binimetinib in patients with BRAF-mutant melanoma and the recently initiated BEACON trial that will study encorafenib in combination with binimetinib and cetuximab in patients with BRAF V600E-mutant colorectal cancer. Array projects COLUMBUS top-line results availability during the third quarter of 2016.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of encorafenib and binimetinib; the timing of the completion of patient enrollment for, and of the announcement of further results of, clinical trials for encorafenib and binimetinib; expectations that events will occur that will result in greater value for Array; and the potential for the results of current and further clinical trials to support regulatory approval or the marketing success of encorafenib and binimetinib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of encorafenib and binimetinib; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of June 4, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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